Exhibit (p)(6)

SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of December 10, 2024, between Pershing Square USA, Ltd., a Delaware statutory trust (the “Company”) and Pershing Square Capital Management, L.P. (the “Purchaser”).

WHEREAS, the Company is a closed-end investment company that has registered with the United States Securities and Exchange Commission (the “SEC”) on Form N-8A under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company intends to propose to issue and sell common shares of beneficial interest to the public pursuant to a Registration Statement on Form N-2 that it intends to file with the SEC; and

WHEREAS, the Company proposes to issue and sell an additional tranche (the “Additional Capital”) of its common shares of beneficial interest to the Purchaser (to cover various of the Company’s expenses) and the Purchaser will deliver as of December 12, 2024 to the Company the purchase price for the Additional Capital represented by the Shares (as defined below) as payment.

NOW, THEREFORE, the Company and the Purchaser agree as follows:

1.
The Company offers to sell to the Purchaser, and the Purchaser purchases for cash from the Company, with a trade date of December 12, 2024, one hundred twenty thousand (120,000) common shares of beneficial interest (the “Shares”) at a price per Share of $50.00, which amount is not less than the net asset value per Share as of the time of purchase.

2.
The Purchaser represents and warrants to the Company that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or in a transaction exempt from or not subject to the registration requirements under the Securities Act.

3.
The Purchaser elects not to participate in the Company’s Dividend Reinvestment Plan and has completed or will complete upon request by the Fund the Wiring Instructions for Cash Distributions form attached as Exhibit A hereto.

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IN WITNESS WHEREOF, the Company and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

PERSHING SQUARE USA, LTD.

By:	/s/ Michael Gonnella
	Name:	Michael Gonnella
	Title:	Chief Financial Officer

By:	/s/ Halit Coussin
	Name:	Halit Coussin
	Title:	Chief Compliance Officer

PERSHING SQUARE CAPITAL MANAGEMENT L.P.
By:	PS Management GP, LLC, its general partner

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Authorized Signatory

EXHIBIT A

Wiring Instructions for Cash Distributions